EXHIBIT 3.1(C)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF PC MALL, INC.

PC Mall, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

                  1.       That the name of the Corporation is PC Mall, Inc.  The Corporation was originally incorporated under the name "Creative Computers, Inc."; and the original Certificate of Incorporation, the first Certificate of Amendment of the Certificate of Incorporation, and the second Certificate of Amendment of the Certificate of Incorporation of the Corporation were filed with the Secretary of State of the State of Delaware on February 9, 1995, June 2, 2000 and June 19, 2001, respectively.

                  2.       That a meeting of the Board of Directors of the Corporation was held on April 23, 2002, whereby resolutions were duly adopted setting forth the proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable.  The resolutions setting forth the proposed amendment is as follows:

RESOLVED, that the Corporation's Certificate of Incorporation be amended such that the authorized shares of Common Stock shall be increased from 15,000,000 to 30,000,000 (the "Amendment"); and

RESOLVED FURTHER, that the officers of the Corporation are hereby authorized and directed (i) to submit the Amendment to the stockholders of the Corporation for approval, and (ii) upon the requisite stockholder approval of the Amendment, to execute the Amendment setting out the foregoing amendment and file it, or cause it to be filed, with the Secretary of State of Delaware and take all such other actions, including the filing of any applications or notices with the Nasdaq Stock Market, Inc. or any other regulatory body, as they deem necessary or advisable to effect the foregoing resolutions.

                  3.       That thereafter, pursuant to the resolutions of the Board of Directors, the stockholders of the Corporation approved such amendment at the Annual Meeting of stockholders on July 16, 2002.  A majority of the outstanding stock entitled to vote thereon has been voted in favor of said amendment.

                  4.       That said amendment was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.  This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation as follows:

            1.         The name of the Corporation is PC Mall, Inc.

            2.         The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is  The Corporation Trust Company.

            3.         The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows:  To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            4.         The total number of shares of all classes of stock which the Corporation is authorized to issue is Thirty Five Million (35,000,000) shares, consisting of Thirty Million (30,000,000) shares of Common Stock with a par value of one-tenth of one cent ($0.001) per share and Five Million (5,000,000) shares of Preferred Stock with a par value of one-tenth of one cent ($0.001) per share.  The Preferred Stock may be issued in one or more series, and the Board of Directors of the Corporation is expressly authorized (i) to fix the designations, powers, preferences, rights, including voting rights, qualifications, limitations and restrictions with respect to any series of Preferred Stock and (ii) to specify the number of shares of any series of Preferred Stock.

            5.         The board of directors is expressly authorized to make, alter, or repeal the bylaws of the Corporation.

            6.         Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

            7.         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

            8.         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

            9.         To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  This Article 9 does not affect the availability of equitable remedies for breach of fiduciary duties.

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            IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 12th day of November, 2002.

PC MALL, INC.

By:  /s/ Ted Sanders

Ted Sanders, Chief Financial Officer